EXHIBIT INDEX

2.       Opinion of counsel.

6. Actuarial Opinion of Mark Gorham, F.S.A, M.A.A.A., Vice President - Insurance Product Development.

7. Written actuarial consent of Mark Gorham, F.S.A, M.A.A.A., Vice President - Insurance Product Development.

8.       Written auditor consent of Ernst & Young LLP.

9.(a) Power of Attorney to sign amendments to this Registration Statement dated November 5, 2002.